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                                                                    EXHIBIT 99.1

                          [OSI PHARMACEUTICALS LOGO]

               OSI Pharmaceuticals, Genentech and Roche to Develop
                And Commercialize OSI-774, OSI's Lead Cancer Drug

         UNIONDALE, N. Y., SOUTH SAN FRANCISCO, Calif., and BASEL, Switzerland, Jan. 8 /PRNewswire/ -- OSI Pharmaceuticals, Inc. (Nasdaq: OSIP), Genentech Inc. (NYSE: DNA) and Roche announced today that they have entered into concurrent agreements for the global co-development and commercialization of OSI's lead anti-cancer drug, OSI-774. An inhibitor of the epidermal growth factor receptor
(EGFR), OSI-774 is currently in Phase II clinical studies for non-small cell lung, head & neck and ovarian cancers. Taken together these agreements could result in up to $187 million in upfront fees, equity investments, and scheduled milestone payments to OSI. Milestone payments will be based on the successful filing and registration of the drug in major markets. Genentech and OSI will employ an essentially equal cost and profit sharing arrangement for commercialization in the United States, while Roche will pay royalties on net sales to OSI in markets outside of the United States. The overall costs of the tripartite development program will be split equally among the three parties.

         Under the agreement, Genentech and Roche have each agreed to purchase $35 million of OSI common stock and will pay up-front fees. Although OSI has retained certain co-promotion rights in the United States, Genentech will be primarily responsible for commercializing the product in the United States should the product gain FDA approval. Roche will be responsible for gaining regulatory approval and marketing in territories outside the United States. The transaction is subject to review by the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

         "This alliance allows OSI to partner with two world-class organizations, providing us with the strength to competitively develop and, following approval, market OSI-774 on a global basis," stated Colin Goddard, Ph.D., Chairman and Chief Executive Officer of OSI. "The agreements ally OSI with a Genentech team that has already demonstrated success in developing and marketing next generation anti-cancer drugs, and a Roche team that represents a strong worldwide oncology portfolio. Moreover, this collaboration not only produces a substantial strategic and economic benefit to us, it provides all of the essential elements for the rapid, comprehensive and competitive development of OSI-774."

         "It is with great excitement that we add OSI-774 to our robust BioOncology initiative and enter into this important collaboration with a new partner, OSI, and a proven international partner of Roche," stated Arthur O. Levinson, Ph.D., Chairman and Chief Executive Officer of Genentech. "We believe that new agents such as OSI-774 will continue to advance the future of cancer therapy and enhance Genentech's strong presence as a leading oncology company.'


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         "EGFR inhibitors represent a promising class of novel anti-cancer agents," stated Franz Humer, Chief Executive Officer, Roche. "OSI-774 has the potential to significantly strengthen our already powerful oncology portfolio thereby further consolidating our position as a leading company in this important therapeutic area."

         OSI-774 is a selective and orally active inhibitor of the EGFR, tyrosine kinase, that is associated with the aberrant growth characteristic of certain cancer cells. OSI recently reported updated findings from two ongoing Phase II single agent open label clinical studies for OSI-774 at the European Organization for the Research and Treatment of Cancer (EORTC) Symposium in Amsterdam.

         OSI Pharmaceuticals is a leading biopharmaceutical company with a substantial portfolio of product opportunities for commercialization with the pharmaceutical industry. OSI's research programs are focused in the areas of cancer therapeutics, respiratory diseases, diabetes, and cosmeceuticals. OSI utilizes a comprehensive drug discovery and development capability to facilitate the rapid and cost-effective discovery and development of novel, small molecule compounds against more than 40 gene targets.

         Genentech, Inc. is a leading biotechnology company that discovers, develops, manufactures and markets human pharmaceuticals for significant unmet medical needs. Fourteen of the currently approved biotechnology products stem from Genentech science. Genentech markets nine biotechnology products directly in the United States. The company has headquarters in South San Francisco, California and is traded on the New York Stock Exchange under the symbol DNA.

         Headquartered in Basel, Switzerland, Roche is one of the world's leading research-oriented healthcare groups in the fields of pharmaceuticals, diagnostics, and vitamins. Roche's products and services address prevention, diagnosis and treatment of diseases, thus enhancing people's well-being and quality-of-life.

         Investors may access a webcast regarding this announcement over the Internet by logging onto: www.osip.com or www.gene.com or http://www.vcall.com/NASApp/VCall/EventPage?ID=62105 on Monday, January 8th at 10:00 AM Eastern time. A replay of this call will also be available until January 9th at 12:00 PM Eastern time by dialing, 800-633-8284 or 858-812-6440 -- call number: 17555613

         Additional information on OSI Pharmaceuticals is available on the World Wide Web at: http://www.osip.com

         This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, uncertainties related to the identification of lead compounds, the successful pre-clinical development thereof, the completion of clinical trials, the FDA review


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process and other governmental regulation, pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third part reimbursement, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.

SOURCE          OSI Pharmaceuticals, Inc.
    -0-             01/08/2001

         /CONTACT: Kathy Galante of OSI Pharmaceuticals, 516-222-0023; or Ethan Denkensohn, investors, or Kathy L. Jones, Ph.D, media, both of Burns McClellan for OSI, 212-213-0006; or Marie Kennedy, media, 650-225-8751, or Neil Cohen, media, 650-225-8681, or Susan Bentley, investor relations, 650-225-1034, all for Genentech/

         /Web site:        http://www.osip.com
                           http://www.gene.com /

(OSIP DNA)